Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation on Form S-1 of China Baicaotang Medicine Limited dated March 3, 2010 of our reports dated August 6, 2009 relating to the consolidated financial statements of Ingenious Paragon Global Limited for each of the three years in the period ended December 31, 2008 (which express an unqualified opinion).

/s/ PKF

PKF
Certified Public Accountants
Hong Kong, China
March 3, 2010